Exhibit 10.6

CONVERTIBLE LOAN AGREEMENT

This Convertible Loan Agreement (this “Agreement”) is ENTERED INTO as of the ___ day of June, 2010, by and among WhiteSmoke Inc., a company organized and existing under the laws of the state of Delaware (the “Company”), and the parties listed on Schedule A hereto (collectively, the “Participating Preferred Shareholders”, and each, a “Participating Preferred Shareholder”).

WHEREAS,	the Company requires an infusion of funds in order to conduct its business activities; and

WHEREAS,
the Company concluded that it is in the best interest of the Company and its shareholders to raise funds, up to an aggregate amount of US$ 750,000 from the current Preferred Shareholders of the Company who hold Preferred A shares and/or Preferred A-l Shares and/or Preferred B shares and/or Preferred B-l Shares and/or Preferred C Shares and certain additional external investors subject and according to the terms and conditions set forth in this Agreement; and

WHEREAS,	the Participating Preferred Shareholders are willing to make available a convertible loan, to the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	THE LOAN

1.1	The Participating Preferred Shareholders shall lend to the Company an aggregate amount of up to US$750,000, as follows:

1.1.1
Subject to the provisions of section 1.1.2 hereunder, each Participating Preferred Shareholders shall provide the Company with the amount as set forth opposite to such Participating Preferred Shareholders name in Schedule A hereto (the “Minimum Amount”).

1.1.2
In the event that the aggregate amount of the Minimum Amounts the Participating Preferred Shareholders provide to the Company is less than US$ 750,000 (the “Initial Amount”), the Participating Preferred Shareholders shall be entitled to lend, on a pro rata basis among themselves, to the Company an additional amount not higher, in aggregate, than the difference between the US$ 750,000 and the Initial Amount and in addition the Participating Preferred Shareholders who were not a party to the Convertible Loan Agreement dated November 1, 2009 (the “November 2009 CLA”), may provide an additional loan in an amount equal to seventy five percent (75%) of the loan amount they were entitled to provide under the November 2009 CLA (the “Additional Amount”) (the Initial Amount and the Additional Amount together the “Loan Amount”).

1.2
Each Participating Preferred Shareholder shall only be responsible to lend its portion of the Loan Amount as detailed in Exhibit A (the “Portion”), and the liability of the Participating Preferred Shareholders shall be several, and not joint.

1.3
Each of the Participating Preferred Shareholders shall transfer its Portion to the Company in three installments, as follows:  (A) the first installment equal to 46.67% of the Portion shall be transferred on June 15, 2010; (B) the second installment equal to 26.66% of the Portion shall be transferred to the Company on August 15, 2010 (the “Second Installment”); (C) the third installment equal to 26.66% of the Portion shall be transferred to the Company on October 15, 2010 (the “Third Installment”).

1.4
Each Participating Preferred Shareholder shall pay its Portion (as defined above) in U.S. Dollars or in the New Israeli Shekels equivalent. If the Portion is paid in an NIS equivalent, it shall be paid in accordance with the representative rate of exchange of the U.S. Dollar against the NIS last published by the Bank of Israel immediately prior to the Closing (as hereinafter defined), the Second Installment date or the Third Installment date, as applicable.

1.5
Each Participating Preferred Shareholder shall be entitled to make early repayment of the Second Installment and/or the Third Installment by providing a prior written notice to the Company of at least seven days.

1.6
Notwithstanding the above the Company may make an early call for the Second Installment and/or the Third Installment subject to the written consent of the Participating Preferred Shareholders who have provided at least 75% of the actual Loan Amount hereunder.

1.7
The Company represents that the Loan Amount shall be used in accordance with the budget attached hereto as Exhibit 1.7 and that the Loan Amount is provided by the Participating Preferred Shareholders based on such budget. Should the Company deviate by more than 10% from the aggregate net loss as set forth in the budget during the period of May 2010 until July 2010, namely spending more than $271,480 then the Participating Preferred Shareholders shall be entitled to withhold the Second Installment and Third Installment payments without penalty, Section 2 below shall not apply and the Company shall have no claims and/or demands in respect thereto. Should the Company deviate by more than 10% from the aggregate net loss as set forth in the budget during the period of May 2010 until September 2010, namely spending more than $336,620 then the Participating Preferred Shareholders shall be entitled to withhold the Third Installment payment without penalty, Section 2 below shall not apply and the Company shall have no claims and/or demands in respect thereto.

2.	DEFAULTING

In the event that a Participating Preferred Shareholder fails to transfer the Second Installment and/or the Third Installment to the Company (“Defaulting Participating Preferred Shareholder”), the aggregate amount which such Participating Preferred Shareholder has already transferred to the Company under this Agreement shall be deemed forfeited and such Participating Preferred Shareholder shall have no rights with regards to any of its previous installments and it shall be considered as if it did not participate at all in its Minimum Amount and any Warrants issued to it, per Section 7 below, “shall” be revoked and become nun and void (and” if converted into Series D Preferred Shares forfeited). It is hereby clarified that such Defaulting Participating Preferred Shareholder shall not be taken into consideration when calculating the percentage of the Participating Preferred Shareholders from the Preferred Shareholders pursuant to section 7 hereunder.

3.	CLOSING

3.1
Time and Place of the Closing.  The closing of the transaction hereunder shall take place at the offices of Yigal Arnon & Co., on June 15, 2010, or at such other time and place as the Company and the Participating Preferred Shareholders shall mutually agree (the “Closing “).

3.2
Deliveries and Transactions at the Closing.  At the Closing, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

3.2.1
Board Resolutions.  Copies of duly executed resolutions of the Board of Directors of the Company, as shall be attached at the Closing as Exhibit 3.2.1 shall be delivered to the Participating Preferred Shareholders, by which, inter alia, the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements shall have been approved.

3.2.2
Shareholders Resolutions.  Copies of duly executed resolutions of the Company’s shareholders, in the forms as shall be attached at the Closing as Exhibit 3.2.2 shall be delivered to the Participating Preferred Shareholders, by which, inter alia, the execution, delivery and performance by the Company of this Agreement, the Warrants, the Amended and Restated Certificate of Incorporation, and all documents and agreements ancillary hereto and thereto shall have been approved, including the issuance of Preferred C-l Shares (as hereinafter defined), pursuant to section 4.3 and the conversion into Preferred D Shares pursuant to section 7.

3.2.3	Delivery of Warrants. Subject to the terms and conditions set forth in Section 7 below, the Company shall deliver to each Participating Preferred Shareholder the Warrant.

3.2.4
Amended and Restated Certificate of Incorporation.  The Company shall deliver to the Participating Preferred Shareholders the Amended and Restated Certificate of Incorporation of the Company in the form as shall be attached at the Closing as Exhibit 3.2.4(A), which shall reflect the rights of the Series D Preferred Shares.

3.2.5
Kreos Capital III Limited.  The Company shall deliver to the Participating Preferred Shareholders a copy of the amendment to the Loan Agreement dated May 13, 2008 between Kreos Capital III Limited and the Company (the “Amendment to Loan Agreement”).  The Amendment to Loan Agreement shall reflect, inter alia, a substantial grace on the repayments of the Loan to Kreos Capital III.

3.2.6	Payment. Each of the Participating Preferred Shareholders shall transfer by wire transfer to a bank account designated by the Company the First Installment, in accordance with Section 1 above.

4.	AUTOMATIC CONVERSION UPON QUALIFIED NEXT FINANCING

4.1
In the event that the Company consummates a Qualified Next Financing (as hereinafter defined) by October 15, 2010 (the “Last Date for Qualified Next Financing”), each Participating Preferred Shareholder shall automatically convert, at the closing of the Qualified Next Financing, the aggregate amount loaned by him to the Company until the date of such closing, into the most favorable class of shares of the company issued in such Qualified Next Financing on the same terms and conditions applicable to the investor or investors in such Qualified Next Financing, at a 25% discount from the price per share as shall be determined in the Qualified Next Financing (the “Discount” and the “Qualified Next Financing Shares” respectively); the Participating Preferred Shareholders shall be a party to the Qualified Next Financing’s transaction documents, and each Participating Preferred Shareholder shall be regarded as an investor in such Qualified Next Financing (the “Automatic Conversion”).

4.2
Upon such Automatic Conversion, the obligations of the Company with regard to the Loan Amount hereunder shall automatically terminate and the Company shall have no further obligations and the Participating Preferred Shareholders shall have no further rights with respect to the Loan Amount.

For purposes hereof, the term “Qualified Next Financing” shall mean the first equity investment in which the Company issues shares for an aggregate sum of money of at least US$1,000,000 (one million US$).

4.3
In addition, each Participating Preferred Shareholder, that (i) has provided to the Company, at least its Minimum Amount; and (ii) has participated also in the Company’s Preferred C round as listed on Schedule B attached hereto (the “Preferred C Shareholders”), shall be entitled, at the closing of the Qualified Next Financing, to convert all its then Preferred C Shares into Preferred C-l Shares (as hereinafter defined). In addition, such Participating Preferred Shareholder shall be entitled to full ratchet anti-dilution protection with regard to all its Qualified Next Financing Shares, without taking into account the Discount in connection with the relevant Price per Share for the full ratchet conversion price purposes or any other purpose.

4.4
For purposes hereof, the term “Preferred C-l shares” shall mean Preferred Share which shall have the same rights, preferences and privileges attached to Series C. Preferred Shares of the Company, but shall also include liquidation preference over Preferred C shares and contain a full ratchet anti-dilution protection.

4.5
Notwithstanding the above, the Last Date for Qualified Next Financing may be postponed up until February 1, 2011, by the written consent of the Company and Participating Preferred Shareholders that provided more than 50% (fifty percent) of the actual Loan Amount.

5.	REP AYMENT UPON M&A TRANSACTION

Subject to the receipt by the Company of the required approvals, in the event that prior to (i) the Last Date for Qualified Next Financing or (ii) the closing of the Qualified Next Financing and the Automatic Conversion pursuant to Section 4 above, according to the earlier (i) a merger in which the Company is not the surviving entity, or (ii) a sale of a majority or all of the Company’s assets (tangible and intangible) or shares, or (iii) any scenario which would result in the implementation of the liquidation and “deemed liquidation” preferences of the Company’s preferred stock (collectively, an “M&A Transaction”) shall occur, then each of the Participating Preferred Shareholders shall be entitled to receive, at the Closing of the M&A Transaction (the “Repayment Date”), for each US$1 (one dollar) loaned to the Company according to this Agreement, an amount equal to US$2.5 (two dollars and fifty cents) (the “Repayment”), as full repayment of the Loan. Such Repayment shall be, pro rata with the loans provided under the Convertible Loan Agreement dated November 1, 2009, and senior and in priority to any payment by the Company to its shareholders. The Repayment Date may be extended by written consent of the Company and Participating Preferred Shareholders that provided more than 50% (fifty percent) of the actual Loan Amount.

6.	AUTOMATIC CONVERSION

6.1
In the event that an M&A Transaction or a New Equity Round will not occur until October 15, 2010 (the “Conversion Date”), the aggregate amount each Participating Preferred Shareholder lent to the Company pursuant to this Agreement until the Conversion Date shall automatically be converted into Preferred D Shares (as hereinafter defined) at a price per share of $1.4239, based on Company pre money valuation of US$ 10 million as of the date of this Agreement (“Preferred D Price Per Share”).  The Third Installment, which is to be provided after the Conversion Date shall be provided as a loan and immediately converted into Preferred D Shares.

6.2
Each Participating Preferred Shareholder that has provided at least the Minimum Amount and that is also a Preferred C Shareholder shall have its Preferred C Shares converted into Preferred D Shares, at a price per share equal to the Preferred D Shares Price Per Share.

6.3
For purposes hereof, the term “Preferred D shares” shall mean the most favorable class of shares existing in the Company which shall include liquidation preference and seniority over any Company’s shares including without limitation Preferred C shares and shall also contain a full ratchet anti-dilution protection.

6.4
Notwithstanding the above the Conversion Date may be postponed up until February 1, 2011, by the written consent of the Company and Participating Preferred Shareholders that provided more than 50% (fifty percent) of the actual Loan Amount.

7.	PARTICIPATING PREFFERED SHAREHOLDERS

7.1
In the event that less than eighty five percent (85%) (by holdings) of the Company’s Preferred Shareholders will lend to the Company at least their Minimum Amount, the Participating Preferred Shareholders that do provide at least their Minimum Amount, shall be entitled to receive, at the Closing, the closing of the Second Installment and the closing of the Third Installment, as applicable, warrants to purchase Preferred D Shares at an exercise price equal to 1 cent per each Preferred D Share.  The amount of warrants shall be equal to the Portion amount actually provided by the Participating Preferred Shareholder in each applicable closing divided by the Preferred D Price per share, substantially in the form as shall be attached at the Closing as Schedule C (the “Warrants”). In addition, should the Participating Preferred Shareholders be entitled to the Warrants as above detailed, at the Closing the Participating Preferred Shareholders that also provided a loan under the November 2009 CLA shall be entitled to additional warrants, under the same terms and conditions as above detailed, in respect of the loan amount granted by them under the November 2009 CLA.

7.2
For avoidance of doubt, if pursuant to Section 2 above, a Defaulting Participating Preferred Shareholder will be excluded from the Participating Preferred Shareholders, thus causing the Participating Preferred Shareholders to become less than 85% (by holding) of the Company’s Preferred Shareholders, Warrants will be retroactively provided to all Participating Preferred Shareholders.

8.	POST CLOSING PARTICIPATION

In the event that that Loan Amount shall be less than US$ 750,000 the Company shall be entitled to offer, during a 90 day period following the Closing, identical terms and conditions to additional investors including the right to receive the Warrants pursuant to section 7 above.

9.	MISCELLANEOUS.

9.1
Furtherance of Cooperation.  Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

9.2
Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Israel except with regard to all matters relating to corporate governance of the Company, which shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof and the competent court in Tel Aviv shall have exclusive jurisdiction on any dispute arising from or in relation to this Agreement.

9.3
Assigns and Successors.  Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by either party without the prior consent in writing of the other party, provided, however, that the Company’s consent shall not be required with respect to any assignment or transfer from Participating Preferred Shareholder to (i) any other entity which controls, is controlled by or is under common control with the Participating Preferred Shareholder, (ii) if the Participating Preferred Shareholder is a trustee or is appointed to act on behalf of others then to its beneficiaries, or (iii) one or more of its stockholders, directors, officers or limited or general partners, or to entities that manage or co-manage, directly or indirectly, the transferor or any of its general or limited partners, or to other investment funds managed by the same management, if the Participating Preferred Shareholder is a corporate entity or a partnership.

9.4
Entire Agreement.  This Agreement, together with the Schedules and Exhibits hereto constitute the full and entire understanding and agreement among the parties with regard to the subject matters hereof and thereof and supersede all prior agreements among the parties hereof with regard to such subject matters.

9.5
Amendment.  This Agreement may not be amended, supplemented, discharged, terminated or altered except by a written agreement signed by the Company and Participating Preferred Shareholders that provided more than 75% (seventy five percent) of the actual Loan Amount.

9.6	Preamble. The preamble hereto constitutes an integral part hereof.

9.7
Notice.  Any notice required or permitted hereunder shall be in writing and shall be sent by registered mail or confirmed facsimile to the parties hereto, with respect to the Participating Preferred Shareholders at the addresses set forth opposite their names on Schedule A hereto, and with respect to the Company, at the address set forth under its signature below, as may be changed by each of the parties in a written notice from time to time.

9.8
Waiver.  No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.  Each Participating Preferred Shareholder may, expressly and in writing, waive any of its rights hereunder, and such waiver shall apply to such Participating Preferred Shareholder only; provided, however, that if any such waiver has an adverse effect on other Participating Preferred Shareholders, then such waiver shall only be effective if the other Participating Preferred Shareholders, expressly and in writing, agree to such waiver.

9.9
Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

9.10
Equal Treatment.  The Company shall treat all Participating Preferred Shareholders equally in connection with this Convertible Loan Agreement. Therefore, any agreement of the Company to improve the rights of any Participating Preferred Shareholders hereunder or in connection herewith, or grant additional rights to any Participating Preferred Shareholder hereunder or in connection herewith, or pay (or, with the consent of the Participating Preferred Shareholders, pre-pay) a portion of the Loan Amount shall automatically apply equally to all Participating Preferred Shareholders.

9.11	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signatures Page Immediately Follows]

IN WITNESS WHEREOF the parties have signed this Agreement as of the date hereinabove set forth.

WhiteSmoke Inc.

Signature:	/s/ Hilla Ovil Brenner
By: Hilla Ovil Brenner
Title: CEO

Participating Preferred Shareholders

Signature:	/s/ Kaedan Capital Ltd.
By:
Title:	Director
Kaedan Capital Ltd.

Signature:
By:	Gladstone
Title:

Signature:
By:	Roger Cranston
Title:

Signature:
By:	Kopelman
Title:

Signature:
By:	Yair Goldfinger
Title:

Signature:
By:
Title:	Isard Dunetz, Trustee

Signature:
By:	Evolution Venture Capital
Fund I (Israel) LP
Title:

Signature:
By:	Evolution Venture Capital
Fund I (Exempt) LP
Title:

David Thalheim

Signature:
By:
Title:

Lindsay Thalheim

Signature:
By:	David Thalheim
Title:	Attorney-in-Fact

Marc Thalheim

Signature:
By:	David Thalheim
Title:	Attorney-in-Fact

Gideon Michonik

Signature:
By:
Title:

Signature:
By:	International Capital S.A.
Title:

Signature:
By:
Title:

Signature:
By:
Title:

Signature:
By:
Title:

Signature:
By:
Title:

Signature:
By:
Title:

Signature:
By:
Title:

Signature:
By:
Title:

WhiteSmoke, Inc.

WRITTEN CONSENT OF THE STOCKHOLDERS

Dated as of June 6,2010

In conformity with Section 228 of the General Corporation Law of the Slate of Delaware (the “CO.”) and the Bylaws of WhiteSmokc, Inc., a Delaware corporation (the “Corporation”), undersigned, being holders of capital stock of the Corporation who would have been entitled to cast not less than the minimum number of votes necessary to authorize the following actions at a meeting at which all stockholders of the Corporation (the “Stockholders”) entitled to vote thereon were present and voting do hereby consent to and adopt the following resolutions and take the following actions with the same force and effect as if such resolutions had been duly adopted and such actions had been taken at a meeting of the Stockholders duly called and convened for such purposes on the date set forth above, with a full quorum present and acting throughout, and held in accordance with the GCI. and the Bylaws of the Corporation.

I.	Approval of the Convertible Loan Agreement and Amendment lo the November 2009 Convertible Loan Agreement

WHEREAS, the Board of Directors of the Corporation (the “Board”) has concluded that it is in the best interest of the. Corporation, and has approved that the Corporation borrow up to an aggregate amount of US$750.000 from the Corporation’s current Preferred Stockholders, and other additional investors, subject and according to the terms and conditions set forth in the Convertible Loan Agreement a copy of which is attached hereto as Exhibit A (the “CLA”):

WHEREAS, the Board has approved the execution, delivery and performance by the Corporation of the CLA, including, but not limited to all of the transactions contemplated by the CLA; and

WHEREAS, the CLA and the transactions contemplated thereby are subject to the approval of the holders of a majority of the outstanding Common Stock, on an as converted basis.

IT IS HEREBY RESOLVED, that the execution, delivery and performance of the CLA, including but not limited to, the conversion of all Loan Amounts into Qualified Next Financing Shares, the conversion of Series C Preferred Stock of the Participating Preferred Stockholders into Series D Preferred Stock, the Repayment to the Participating Preferred Stockholders on the occurrence of an M&A Transaction and the issuance of warrants to purchase shares of Series D Preferred Stock, all as defined in, and on the terms and conditions set forth in the CLA, is hereby approved.

IT IS HEREBY FURTHER RESOLVED, to approve the amendment to the Convertible Loan Agreement entered into in November 2009 (the “2009 CLA”) by and among the Corporation and the Participating Preferred Shareholders thereunder, including, inter a/la, the postponement of the conversion

IN WITNESS THEREOF, we execute this resolution.

Stockholder	Number of Shares	Date	Signature
Persa Morris
Runaway Ltd.	169,029	6/6/2010
Netivim Ltd.	73,643	6/6/2010
Aaron Nahumi	78,095	6/6/2010
David Aber	37,200	6/6/2010
Lesser Trust	432,824	6/6/2010
Chen Zur	169,344	6/6/2010
Shani O.D.E. 1994 Ltd.	38,134	6/6/2010
Kaedan Investments Ltd and Kaedan Capital Ltd	117,254	6/6/2010
G.K. Capital Ltd.	98,349	6/6/2010
Gideon Michonik	116,991	6/6/2010
Shabtai Nuriel	62,785	6/6/2010
Yair Goldfinger	363,928	6/6/2010
Richard Gladstone	79,025	6/6/2010
Robert Gladstone	72,880	6/6/2010
Roger Gladstone	90,660	6/6/2010

2

Stockholder	Number of Shares	Date	Signature
David Nussbaum	68,772	6/6/2010
BRMR, LLC	112,657	6/6/2010
Ted Struhl	79,8211	6/6/2010
Dalewood Assoc.	81,820	6/6/2010
Marc Thalheim	16,937	6/6/2010
Lindsay Thalheim	16,937	6/6/2010
David Thalheim	51,108	6/6/2010
Zeevi Aber	12,400	6/6/2010
Fire Guarantee Ltd.	13,900	6/6/2010
Alex Hilman Holdings Ltd.	36,603	6/6/2010
Avenue International Corp.	159,431	6/6/2010
Partam Hi-Tech Ltd.	210,456	6/6/2010
Andrew Rosen	22,930	6/6/2010
Petty & Chris Conway	25,403	6/6/2010
Evolution Venture Capital Fund (Israel) LP	961,912	6/6/2010
Evolution Venture Capital Fund I (Exempt) LP	582,698	6/6/2010
Plimus Corporation Inc.	40,000	6/6/2010
Kopelman Ltd.	147,135	6/6/2010
Isaril Dunietz (OR HIS SUCCESSOR), AS Trustee of the Isard Dunietz 2006 Trust, created by a Declaration of Trust dated July 19, 2006, as it may be amended or restated from time to time thereafter	41,939	6/6/2010

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